UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 12, 2014

BEAM INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-9076	13-3295276
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Lake Cook Road Deerfield, IL	60015
(Address of Principal Executive Offices)	(Zip Code)

(847) 948-8888

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 12, 2014, Beam Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Suntory Holdings Limited, a Japanese corporation (“Suntory Holdings”), SUS Merger Sub Limited, a Delaware corporation and a wholly-owned subsidiary of Suntory Holdings (“Sub”), and the Company. A copy of the Merger Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference. The Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement have been unanimously approved by the Company’s board of directors (the “Company Board”).

Merger. The Merger Agreement provides for the merger of Sub with and into the Company, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”), with the Company continuing as the surviving corporation in the Merger. As a result of the Merger, the Company will become a wholly-owned subsidiary of Suntory Holdings.

Merger Consideration. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share (a “Share”) of common stock of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares held by stockholders of the Company who have properly exercised and perfected appraisal rights under Delaware law and (ii) Shares that are held in the treasury of the Company or owned of record by any wholly-owned subsidiary of the Company, Suntory Holdings or any wholly-owned subsidiary of Suntory Holdings) will be converted into the right to receive $83.50 per Share in cash, without interest (the “Merger Consideration”).

Treatment of Outstanding Equity Awards. As a result of the Merger, all outstanding options and restricted stock units (“RSUs”) outstanding under the Company’s equity plans that were granted prior to the date of the Merger Agreement will fully vest, all outstanding performance share awards granted prior to such date will vest on a prorated basis, with performance deemed to have been achieved at the target level, and the forfeiture or other restrictions (if any) with respect to such vested options, RSUs and performance share awards will lapse. In addition, the Merger Agreement provides that, as a result of the Merger:

•	each vested option will be canceled in exchange for the right to receive an amount in cash equal to the excess, if any, of the Merger Consideration over the per Share exercise price for such option;

•	each restricted stock unit award will be canceled in exchange for the right to receive an amount in cash equal to the sum of (1) the product of (a) the Merger Consideration multiplied by (b) the vested portion of the number of RSUs subject to the restricted stock unit award and (2) all dividend equivalents accrued with respect to such vested RSUs to the extent such dividend equivalents are required by the applicable award agreement;

•	each deferred stock unit award will be canceled in exchange for the right to receive an amount in cash equal to the sum of (1) the product of (a) the Merger Consideration multiplied by (b) the number of deferred stock units (“DSUs”) subject to the deferred stock unit award and (2) all dividend equivalents accrued with respect to such DSUs to the extent such dividend equivalents are required by the applicable award agreement; and

•	holders of performance share awards will be entitled to receive an amount in cash equal to the sum of (1) the product of (a) the Merger Consideration and (b) the prorated number of performance shares that become vested as a result of the Merger, with the applicable performance goals deemed to have been satisfied at 100% of the target level of performance, and (2) all dividend equivalents accrued with respect to such vested performance award to the extent such dividend equivalents are required by the applicable award agreement, and all unvested performance shares will be forfeited.

The Merger Agreement provides that all options, RSUs, performance share awards and long-term cash awards granted after the date of the Merger Agreement will vest on a prorated basis at the Effective Time, and any portion that does not vest will be forfeited.

The Merger Agreement also provides that in lieu of the treatment of the outstanding equity awards described above, Suntory Holdings and any holder of outstanding equity awards may agree to an alternative treatment with respect to such outstanding equity awards.

Closing Conditions. The consummation of the Merger is subject to the satisfaction or waiver of specified closing conditions, including (i) the approval of the Merger by the holders of a majority of the voting power of the outstanding Shares entitled to vote thereon, (ii) the receipt of certain required antitrust approvals , (iii) the absence of the occurrence of a Company Material Adverse Effect (as defined in the Merger Agreement) after the date of the Merger Agreement and (iv) other customary closing conditions. The consummation of the Merger is not subject to a financing condition.

Representations, Warranties and Covenants. The Merger Agreement contains representations, warranties and covenants of the Company, Suntory Holdings and Sub. These covenants include an obligation of the Company to, subject to certain exceptions, conduct its operations in the ordinary course of business consistent with past practice from the date of the Merger Agreement through the Effective Time.

Non-Solicitation. The Merger Agreement generally prohibits the Company’s solicitation of third-party proposals relating to the acquisition of more than 20% of the consolidated assets of the Company and its subsidiaries or 20% of the issued and outstanding Shares (a “Competing Proposal”) and restricts the Company’s ability to furnish non-public information to, or participate in any discussions or negotiations with, any third party with respect to any Competing Proposal, subject to certain limited exceptions. The Merger Agreement also contains covenants that require, subject to certain limited exceptions, (a) the Company to file a proxy statement with the Securities and Exchange Commission (the “SEC”) and call and hold a stockholder meeting and (b) the Company Board to recommend that the Company’s stockholders adopt the Merger Agreement. However, at any time prior to the receipt of the requisite stockholder approval, the Company Board is permitted, after following certain procedures set forth in the Merger Agreement, to change its recommendation to the Company’s stockholders if the Company Board receives a Superior Proposal (as such term is defined in the Merger Agreement). In addition, at any time prior to the receipt of the requisite stockholder approval, the Company Board may change its recommendation, in certain circumstances, if the Company Board determines in good faith that the failure to change its recommendation would be inconsistent with its fiduciary duties under applicable law.

Termination; Termination Fees. The Merger Agreement also provides for certain termination rights for both the Company and Suntory Holdings. The Company is obligated to pay Suntory Holdings a $425 million termination fee in certain circumstances, including (a) if the Company Board changes its recommendation in the absence of a Competing Proposal (as described above) and Suntory Holdings terminates the Merger Agreement and (b) if the Company terminates the Merger Agreement in order to enter into a definitive agreement with a third party with respect to a Superior Proposal. However, if the Company terminates the Merger Agreement and enters into a definitive agreement with a third party with respect to a Superior Proposal prior to 5:00 p.m. U.S. Central time on February 26, 2014, the termination fee payable to Suntory Holdings would be $275 million.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement.

The Merger Agreement and the above description of the Merger Agreement have been included to provide investors and security holders with information regarding the terms of the Merger Agreement and are not intended to provide any other factual information about the Company, Suntory Holdings or their respective subsidiaries or affiliates. The representations and warranties contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by the parties to each other. Investors should not rely on the representations and warranties contained in the Merger Agreement as characterizations of the actual state of facts or condition of the Company, Suntory Holdings or any of their respective subsidiaries, affiliates or businesses.

Item 8.01. Other Events.

On January 13, 2014, the Company and Suntory Holdings issued a joint press release announcing the execution of the Merger Agreement, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction. In connection with the proposed transaction, the Company intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. SECURITY HOLDERS OF BEAM ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING BEAM’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, www.sec.gov, and may obtain documents filed by the Company free of charge from the Company’s website (www.beamglobal.com) under the tab “Investors” and then under the heading “Investor Info – SEC Documents.” In addition, the proxy statement and other documents filed by the Company with the SEC (when available) may be obtained from the Company free of charge by directing a request to Beam Inc., Office of the Secretary, 510 Lake Cook Road, Deerfield, Illinois 60015 or
(847) 948-8888.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Company common stock in respect of the proposed transaction. Security holders may obtain information regarding the Company and its directors and executive officers, including their respective names, affiliations and interests, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the SEC on February 26, 2013, and its definitive proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on March 12, 2013. To the extent holdings of the Company securities have changed since the amounts contained in the definitive proxy statement for the 2013 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the proposed transaction when it becomes available.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of January 12, 2014, by and among Suntory Holdings Limited, SUS Merger Sub Limited and Beam Inc.*

99.1	Joint Press release of Beam Inc. and Suntory Holdings Limited dated January 13, 2014.

*	The Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAM INC.
(Registrant)

Date: January 13, 2014	By:	/s/ Kenton R. Rose
	Name:	Kenton R. Rose
	Title:	Senior Vice President, General Counsel, Chief Administrative Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of January 12, 2014, by and among Suntory Holdings Limited, SUS Merger Sub Limited and Beam Inc.*

99.1	Joint Press release of Beam Inc. and Suntory Holdings Limited dated January 13, 2014.

*	The Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.